Exhibit 99(a)

                                  NEWS RELEASE
FOR IMMEDIATE RELEASE:                            FOR MORE INFORMATION, CONTACT:
December 29, 2004                                 Marta C. Carpenter,
                                                  President & CEO
                                                  Cell Tech International
                                                  (541) 882-5406

CELL TECH FILES FORM 15 WITH THE SECURITIES AND EXCHANGE COMMISSION TO TERMINATE TS REGISTRATION AND SUSPEND ITS DUTY TO FILE REPORTS WITH THE SECURITIES AND EXCHANGE COMMISSION AND TO DEREGISTER ITS COMMON STOCK

Klamath Falls, Oregon. December 29, 2004 - Cell Tech International Incorporated (EFLI.PK) reported that it had filed with the Securities and Exchange Commission its Form 15 notice of suspension of its duty to file reports and termination of the registration of its Common Stock under the Securities Exchange Act of 1934. The Company expects the termination of registration to become effective within 90 days of the Form 15 filing with the SEC. However, as a result of the Form 15 filing, the Company's obligation to file with the SEC certain reports and forms, including Forms10-K, 10-Q and 8-K, have currently ceased. The Company expects that its Common Stock will continue to trade through the Pink Sheets(R), where currently there are 6 brokers listed as market makers, although no assurance can be given that any broker will continue to make a market in the stock. The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.


Marta C. Carpenter, the Company's Chief Executive Officer, said that given the lack of analyst coverage and the minimal liquidity for the Company's Common Stock, the advantages of continuing as a reporting company are far outweighed by the disadvantages, particularly the legal and accounting costs associated with the preparation and filing of the Company's periodic reports and compliance with the Sarbanes-Oxley Act of 2002 and the relating regulations. Deregistration will result in a significant reduction in legal and accounting expenses, and the Company will reallocate these moneys to its operations. The Company will continue to make financial information available to shareholders but the Company and its shareholders will be better off over the long run as Management focuses its attention and the Company's limited financial resources on the Company's business, said Ms. Carpenter.

         Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These uncertainties include actions by the SEC concerning the Company's Form 15 filing.

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